UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2014

PRICED IN CORP.
(Name of registrant in its charter)

Nevada	333-184897	39-2079974
(State or jurisdiction	(Commission File	(IRS Employer
of incorporation or	Number)	Identification No.)
organization)

154 Thames Street, Newport, Rhode Island 02840
(Address of principal executive offices)

877-435-5998
 (Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 1, 2014 Priced In Corp. (the “Company”) filed its First Amended and Restated Articles of Incorporation with the State of Nevada, pursuant to which it increased the total number of shares of capital stock which may be issued by the Company to two hundred twenty million (220,000,000), of which:

(i)           Two Hundred Million (200,000,000) shall be common stock, par value of $.0001 per share (the “Common Stock”). Each share of Common Stock shall entitle the holder thereof to one (1) vote on any matter submitted to a vote at a meeting of the stockholders; and

(ii)           Twenty Million (20,000,000) shall be preferred stock, par value of $.0001 per share (the “Preferred Stock”). The Board of Directors is authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The disclosures in Items 5.07 and 8.01 are hereby incorporated by reference.

Item 5.07.Submission of Matters to a Vote of Security Holders.

On September 30, 2014 Captains Crew LLC, the principal stockholder of the Company, approved the increase in authorized capital referenced in Item 5.03 of this Report and a 1.23 for 1 forward split of the Company’s Common Stock, which was effective September 30, 2014. The 1.23 for 1 forward split (23% stock dividend) will be mailed directly to shareholders of the Company on October 3, 2014 and was announced on October 2, 2014 on the FINRA OTC Corporate Actions Daily List.

The principal shareholder cast 9,500,000 votes in favor of each of the above actions, which represented 74.5% of the shares eligible to vote on matters presented to the shareholders of the Company. These items were acted upon as described further in Item 8.01 below.

Item 8.01.Other Items.

Forward Stock Split and Increase in Authorized Shares

On October 1, 2014, the Company filed its First Amended and Restated Articles of Incorporation to increase the authorized number of shares of the Company’s Common Stock to a new total of 200,000,000 shares and authorize the issuance of 20,000,000 shares of the Company’s Preferred Stock. As disclosed above in Item 5.07, amendment and restatement of the certificate of incorporation effectuating the above authorized share increases was approved by written consent of the shareholders and the Board of Directors dated September 30, 2014. The First Amended and Restated Articles of Incorporation is attached to this Current Report as Exhibit 3.1.

On September 30, 2014, the Company effected an 1.23 for 1 stock split (the “Effective Date”). As disclosed above in Item 5.07, the split was approved by the Company’s stockholders and Board of Directors by written consent dated September 30, 2014.

On the Effective Date, immediately and without further action by the Company’s stockholders, every 1 share of the Company’s Common Stock issued and outstanding immediately prior to the Effective Date will automatically receive by direct mail an additional certificate for .23 shares of the Company’s common stock. The .23 shares will be mailed directly to shareholders of the Company on October 3, 2014. As a result of the split, calculated as of the Effective Date, the number of outstanding shares of the Company’s common stock was increased to approximately 15,375,000, subject to adjustment for fractional shares. All fractional shares were rounded up to the next whole share as a result of the split.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

3.1	First Amended and Restated Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

PRICED IN CORP.

Date: October 3, 2014	By:	/s/ Jay Lasky
Jay Lasky Chief Executive Officer